Exhibit (e)(16)

The RBB Fund, Inc.

Distribution Agreement

Effective as of the closing of the sale of BNY Mellon Distributors LLC to Foreside Distributors, LLC by The Bank of New York Mellon Corporation, The RBB Fund, Inc. (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and Foreside Funds Distributors, LLC (formerly known as BNY Mellon Distributors LLC) (the “Distributor”) hereby enter into this Distribution Agreement on terms identical to those of the distribution agreement between the parties effective as of July 1, 2010, as amended (the “Existing Agreement”) except as noted below.  Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor.  This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company.  This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the day and year first above written.

The RBB Fund, Inc.		Foreside Funds Distributors LLC

By:	/s/ Salvatore Faia	By:	/s/ John Fulgoney

Name:	Salvatore Faia	Name:	John Fulgoney

Title:	President	Title:	President

Date:	March 30, 2012	Date:	March 23, 2012